Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of General Cannabis Corp. on Form S-8 (File Nos. 333-225413 and 333-210910) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 14, 2020, except as it relates to Note 2 as to which the date is July 6, 2020, with respect to our audit of the consolidated financial statements of General Cannabis Corp. as of December 31, 2019 and for the year then ended,  which report is included in this Annual Report on Form 10-K/A of General Cannabis Corp. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

Melville, NY

July 6, 2020